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                                                                     Exhibit (d)

                          INVESTMENT ADVISORY AGREEMENT


         AGREEMENT, made as of this 1st day of July, 1988, by and between THE EMPIRE BUILDER TAX FREE BOND FUND (the "Fund"), a Massachusetts business trust, and GLICKENHAUS & COMPANY (the "Adviser"), a partnership organized under the laws of New York.

         WHEREAS, the Fund is registered as an open-end, non-diversified management investment company under the Investment Company Act of 1940 (the "1940 Act") and has registered its shares of beneficial interest for sale to the public under the Securities Act of 1933 and various state securities laws; and

         WHEREAS, the Fund wishes to retain the Adviser to provide investment advisory services to the Fund; and

         WHEREAS, the Adviser is willing to furnish such services on the terms and conditions hereinafter set forth; and

         WHEREAS, this Agreement has been approved by a vote of the Fund's Trustees and certain disinterested Trustees in conformity with the 1940 Act and the rules and regulations thereunder:

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed as follows:

         1. The Fund shall at all times keep the Adviser fully informed with regard to the securities owned by it, its funds available, or to become available, for investment, and generally as to the condition of its affairs. It shall furnish the Adviser with such other documents and information with regard to its affairs as the Adviser may from time to time reasonably request.

         2. (a) Subject to the direction and control of the Fund's Trustees, the Adviser shall regularly provide the Fund with investment research, advice, management and supervision and shall furnish a continuous investment program for the Fund consistent with the Fund's investment objectives, policies and limitations. The Adviser shall determine from time to time what securities will be purchased, retained or sold by the Fund, and shall implement those decisions, all subject to the provisions of the Fund's Agreement and Declaration of Trust and By-Laws, the 1940 Act, the applicable rules and regulations of the Securities and Exchange Commission and other applicable federal and state law, as well as the investment goals and policies of the Fund. The Adviser shall also provide advice and recommendations


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with respect to other aspects of the business and affairs of the Fund, and shall perform such other functions of management and supervision as may be directed by the Trustees of the Fund. The Adviser shall furnish to the Fund such information with respect to the investments of the Fund and their manner of execution as the Trustees may reasonably request.

         (b) The Adviser, at its expense, shall place all orders for the purchase and sale of portfolio investments for the Fund's account with brokers or dealers selected by the Adviser. In the selection of such brokers or dealers and the placing of such orders, the Adviser shall use its best efforts to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Adviser, bearing in mind the Fund's best interests at all times, shall consider all factors it deems relevant, including, by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Trustees of the Fund may determine, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the Fund and to other clients of the Adviser as to which the Adviser exercises investment discretion.

         (c) The Adviser, at its expense, shall supply the Trustees and officers of the Fund with all statistical information and reports reasonably required by them and reasonably available to the Adviser. The Adviser shall authorize and permit any of its directors, officers and employees, who may be elected as Trustees or officers of the Fund, to serve in the capacities in which they are elected and shall compensate them for such services.

         (d) The Fund agrees that the Adviser may receive research, advice, recommendations and other information and services with respect to the Fund pursuant to a Supervisory Services Agreement between the Adviser and Lebenthal & Co., Inc. or another appropriate entity, provided that any such Agreement shall have been approved by the Trustees, the disinterested Trustees and the shareholders of the Fund in the manner and to the extent required by the 1940 Act and the rules and regulations thereunder.

         3. Other than as herein specifically indicated, the Adviser shall not be responsible, except to the extent of the reasonable compensation of employees of the Fund whose services



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may be used by the Adviser hereunder, for any of the following expenses of the
Fund, which expenses shall be borne by the Fund: legal expenses; auditing and accounting expenses; expenses of maintenance of the Fund's books and records, including computation of the Fund's daily net asset value per share and dividends; interest, taxes, governmental fees and membership dues; brokerage commissions or charges, if any; distribution fees, if any; fees of custodians, transfer agents, registrars or other agents; expenses of preparing share certificates; expenses relating to the redemption or repurchase of the Fund's shares; expenses of registering and qualifying Fund shares for sale under applicable federal and state law; expenses of preparing, setting in print, printing and distributing prospectuses, reports, notices and dividends to Fund shareholders; cost of stationery; costs of shareholders' and other meetings of the Fund; traveling expenses of Trustees, officers and employees of the Fund, if any; fees of the Fund's Trustees who are not interested persons and salaries of any officers or employees who are not affiliated with the Adviser, and the Fund's pro rata portion of premiums on any fidelity bond and other insurance covering the Fund and its Trustees and officers. The Fund shall reimburse the Adviser for any such expenses reasonably incurred by the Adviser on the Fund's behalf.

         4. No Trustee, officer or employee of the Fund shall receive from the Fund any salary or other compensation as such Trustee, officer or employee while he is at the same time a director, officer or employee of the Adviser or any affiliated company of the Adviser. This paragraph shall not apply to Trustees, executive committee members, consultants and other persons who are not regular members of the Adviser's or any affiliated company's staff.

         5. As compensation for the services performed and the facilities furnished and expenses assumed by the Adviser, including the services of any consultants retained by the Adviser, the Fund shall pay the Adviser, promptly after the last day of each month, a fee, calculated daily, at an annual rate of 0.4% annually of the first $100,000,000 of the Fund's average daily net assets, and .3333% of any excess over $100,000,000. If this Agreement is terminated as of any date not the last day of a month, such fee shall be paid as promptly as possible after such date of termination, and shall be based on the average daily net assets of the Fund in the period from the beginning of such month to such date of termination. The manner of calculating the Fund's average daily net assets for the purpose of this Agreement shall be determined by the Fund's Trustees and shall be binding on the parties. Each such payment shall be accompanied by a report of the Fund prepared either by the Fund or by a firm of independent accountants which shall show the amount properly payable to the Adviser under this Agreement and the detailed computation thereof.

         6. In the event that the expenses of the Fund for any fiscal year, exclusive of brokerage commissions, taxes, interest, distribution expenses and extraordinary expenses, should exceed the lesser of (i) 1.5% of the Fund's average annual net assets or (ii) any expense limitation on investment company expenses imposed by any statute or regulatory authority of any jurisdiction in which shares of the Fund are qualified for offer and sale, the compensation



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due the Adviser for such fiscal year shall be reduced by the amount of such excess by a reduction or refund thereof.

         7. The Adviser will not be liable for any error of judgment or mistake of law by the Adviser or for any loss suffered by the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement.

         8. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Adviser who may also be a Trustee, officer or employee of the Fund to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Adviser to engage in any other business or to render services of any kind, including investment advisory and management services, to any other corporation, firm, individual or association.

         9. The Adviser shall have the right to use any list of shareholders of the Fund or any other list of investors which it obtains in connection with the provision of services under this Agreement; provided, however, that the Adviser shall not sell or knowingly provide such list or lists to any unaffiliated person.

         10. As used in this Agreement, the terms "assignment," "interested person" and "majority of the outstanding voting securities" shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

         11. Subject to the provisions of paragraph 12 below, this Agreement will remain in effect for two years from the date of its execution and may be continued from year to year thereafter, provided that (i) its continuance is specifically approved annually in the manner required pursuant to the 1940 Act and (ii) the Adviser does not notify the Fund in writing at least sixty (60) days prior to the expiration date in any year that it does not wish continuance of the Agreement for an additional year.

         12. This Agreement shall automatically terminate in the event of its assignment and may be terminated at any time without the payment of any penalty by the Fund or by the Adviser on sixty (60) days' written notice to the other party. The Fund may effect such termination by a vote of (i) a majority of the Trustees of the Fund, (ii) a majority of the Trustees who are not parties to this Agreement or "interested" persons, as defined by the 1940 Act, of any such party, or (iii) a majority of the outstanding voting securities of the Fund.



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         13.  The Fund hereby authorizes any entity or person associated with the Adviser which is a member of a national securities exchange to effect any transaction on such exchange for the account of the Fund which is permitted by
Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T) (2) (iv).

         14. A copy of the Agreement and Declaration of Trust of the Fund is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders of the Fund individually but are binding only upon the assets and property of the Fund.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.

Attest:                                   THE EMPIRE BUILDER TAX FREE BOND FUND

By:     /s/ illegible                     By:  /s/ Thomas J. Metallo
 --------------------------                 --------------------------------
                                                 Thomas J. Metallo
                                                Vice President


Attest:                                   GLICKENHAUS & COMPANY


By:      /s/ illegible                    By:  /s/ Seth M. Glickenhaus
 --------------------------                 --------------------------------
                                                 Seth M. Glickenhaus
                                                General Partner



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